Exhibit 99.1

DSP Group®, Inc. Reports Fourth Quarter 2013 Results

Operating Cash Flow Exceeding $8 Million While Continuing Investment in Growth Initiatives

SAN JOSE, Calif., January 30, 2014 - DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the fourth quarter and the year ended December 31, 2013.

Financial Results Highlights for the Fourth Quarter:

●	GAAP diluted EPS of $0.02 and non-GAAP diluted EPS of $0.07, both exceeding guidance

●	Fourth quarter revenues of approximately $35.3 million, above mid-point of guidance

●	Gross margins of 40%, at the high end of guidance

●	Non-GAAP net income of $1.7 million, reaching 5% of revenues

●	Realized fourth consecutive quarter of positive GAAP net income

●	Cash flow from operating activities of approximately $8.3 million

●	Repurchased 390,000 shares of our common stock for consideration of $3.5 million

●	Net cash and cash equivalents increased by $2.6 million to approximately $127.6 million

Financial Results Highlights for the Year:

●	GAAP diluted EPS of $0.12 and non-GAAP diluted EPS of $0.41

●	Revenues of approximately $151 million

●	Gross margins of 39.6%, 200 basis points higher than in 2012

●	Non-GAAP net income of $9.5 million, reaching 6% of revenues

●	Realized GAAP net income of $2.7 million

●	Cash flow from operating activities of approximately $13.3 million

●	Net cash and cash equivalents increased by $7.4 million to approximately $127.6 million

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “We are delighted to report our fourth consecutive quarter of positive GAAP net income and over $8 million of positive operating cash flow this quarter. While the cordless telephony market continues to be in secular decline, we have been carefully managing our cost structure, maintaining our leadership position in the DECT industry and prudently investing in important growth initiatives. We are particularly pleased to be generating solid financial performance while maintaining our investments in new technologies and applications to support our future growth.”

Mr. Elyakim added, “In 2014, we will continue to execute prudently on our business plan, with a focus on enhancing shareholder value and generating positive operating cash flows, while preparing for future growth. We are optimistic that the investments we have made in Mobile, Enterprise VoIP and Home Automation will begin to bear fruit with growing revenues in these market segments in 2014 and beyond.”

Products and Market Highlights:

●	Panasonic launched a new line of IP phone products based on DSP Group’s DVF99 SoC

●	Swisscom selected DSP Group's DECT solution to deliver advanced CAT-iq 2.0 and ULE in its Stargate (TM) gateways

●	Everspring selected DSP Group's DHX91 ULE SoC for its new range of advanced sensors

●	Crow launched a full range of ULE-enabled security and safety sensors based on DSP Group’s ULE DHX91 SoC

●	Conexant and DSP Group partner to offer video-over-DECT solution for ULE home monitoring

Fourth Quarter Results:

Revenues for the fourth quarter of 2013 were $35,340,000, a decrease of 8% from revenues of $38,428,000 for the fourth quarter of 2012. Net income for the fourth quarter of 2013 was $356,000, as compared to net loss of $139,000 for the fourth quarter of 2012. Basic and diluted income per share for the fourth quarter of 2013 was $0.02, as compared to a loss per share of $0.01 for the fourth quarter of 2012.

Year End Results:

Revenues for the year ended December 31, 2013 were $151,063,000, a decrease of 7% from 2012 revenues of $162,790,000. Net income for 2013 was $2,676,000, compared to a net loss of $8,042,000 for 2012. Basic and diluted income per share for 2013 was $0.12, compared to a loss per share of $0.37 for 2012.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the fourth quarter of 2013 were $1,704,000 and $0.07, respectively, as compared to non-GAAP net income and diluted EPS of $1,324,000 and $0.06, respectively, for the fourth quarter of 2012. Non-GAAP net income and diluted EPS for the fourth quarter of 2013 excluded the impact of amortization of acquired intangible assets of $418,000 associated with the acquisition of the CIPT business of NXP B.V. and BoneTone Communications; equity-based compensation expenses of $1,026,000 and amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone in the amount of $96,000. Non-GAAP net income and diluted EPS for the fourth quarter of 2012 excluded the impact of amortization of acquired intangible assets of $531,000 associated with the acquisition of the CIPT business and BoneTone and equity-based compensation expenses of $932,000.

Non-GAAP net income and diluted EPS for the year ended December 31, 2013 were $9,525,000 and $0.41, respectively, as compared to non-GAAP net income and diluted EPS of $775,000 and $0.04, respectively, for the year ended December 31, 2012. Non-GAAP net income and diluted EPS for the year ended December 31, 2013 excluded the impact of amortization of acquired intangible assets of $1,672,000 associated with acquisition of the CIPT business and BoneTone; equity-based compensation expenses of $4,159,000; amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone in the amount of $385,000 and proxy contest-related expenses of $1,403,000. Non-GAAP net income and diluted EPS for the year ended December 31, 2012 excluded the impact of amortization of acquired intangible assets of $2,310,000 associated with the acquisition of CIPT business and BoneTone; equity-based compensation expenses of $4,985,000; restructuring expenses of $2,008,000 associated with the reorganization of our operations; and a tax benefit of $486,000 resulting from the reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations.

Presentation on non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS, as well as net loss and loss per share, presented in this press release is useful to investors in comparing results for the quarter and year ended December 31, 2013 to the same periods in 2012 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements that DSP Group will continue to execute prudently on its business plan while preparing for future growth, as well as DSP Group's optimism that its investment in Mobile, Enterprise VoIP and Home Automation will begin to bear fruit with growing revenues in these markets in 2014 and beyond. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs, DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2012, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com

Earnings conference call

DSP Group has scheduled a conference call for 8:30am ET today to discuss the financial results for the fourth quarter and full year of 2013 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://www.media-server.com/m/p/mq4yd25u

If you cannot join the call, you may listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

--US Dial-In # +1 347 366 9565 (passcode: 9039605#)

--International Dial-In # +44 203 427 0598 (passcode: 9039605#)

For more information, please contact Christopher Basta, Director of Investor Relations, at: Office: 1-408-240-6844, Cell: 1-631-796-5644, Email: chris.basta@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Revenues	$35,340	$38,428	$151,063	$162,790
Cost of revenues	21,187	23,690	91,237	101,660
Gross profit	14,153	14,738	59,826	61,130
Operating expenses:
Research and development, net	8,519	9,510	35,000	42,539
Sales and marketing	2,781	2,940	11,273	14,237
General and administrative	2,766	2,477	11,812	10,638
Amortization of intangible assets	418	531	1,672	2,310
Restructuring expenses	-	-	-	2,008
Total operating expenses	14,484	15,458	59,757	71,732
Operating income (loss)	(331)	(720)	69	(10,602)

Financial income, net	620	656	2,457	2,388
Income (loss) before taxes on income	289	(64)	2,526	(8,214)
Taxes on income (income tax benefit)	(67)	75	(150)	(172)
Net income (loss)	$356	$(139)	$2,676	$(8,042)

Net income (loss) per share:
Basic	$0.02	$(0.01)	$0.12	$(0.37)
Diluted	$0.02	$(0.01)	$0.12	$(0.37)

Weighted average number of shares of common stock used in the computation of:
Basic net income (loss) per share	22,520	21,723	22,249	21,950
Diluted net income (loss) per share	23,454	21,723	22,906	21,950

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$356	$(139)	$2,676	$(8,042)
Equity-based compensation expense included in cost of product revenues and other	62	53	253	331
Equity-based compensation expense included in research and development, net	461	431	1,873	2,426
Equity-based compensation expense included in sales and marketing	95	137	478	778
Equity-based compensation expense included in general and administrative	408	311	1,555	1,450
Amortization of intangible assets	418	531	1,672	2,310
Amortization of deferred tax liability related to intangible assets	(96)	-	(385)	-
Reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations	-	-	-	(486)
Restructuring expenses	-	-	-	2,008
Proxy contest related expenses	-	-	1,403	-
Non-GAAP net income	$1,704	$1,324	$9,525	$775

Weighted-average number of common stock used in computation of GAAP diluted net income (loss) per share (in thousands)	23,454	21,723	22,906	21,950

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	375	21	399	50

Weighted-average number of common stock used in computation of non-GAAP diluted net income per share (in thousands)	23,829	21,744	23,305	22,000

GAAP diluted net income (loss) per share	$0.02	$(0.01)	$0.12	$(0.37)
Equity-based compensation expense	0.04	0.04	0.18	0.23
Amortization of intangible assets	0.02	0.03	0.07	0.11
Amortization of deferred tax liability related to intangible assets	(0.01)	-	(0.02)	-
Reversal of income tax contingency reserve	-	-	-	(0.02)
Restructuring expenses	-	-	-	0.09
Proxy contest related expenses	-	-	0.06	-
Non-GAAP diluted net income per share	$0.07	$0.06	$0.41	$0.04

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$23,578	$21,684
Restricted deposits	77	121
Marketable securities and short term deposits	13,895	20,201
Trade receivables, net	21,195	20,403
Inventories	12,334	12,916
Other accounts receivable and prepaid expenses	2,641	3,656
Deferred income taxes	92	101
Total current assets	73,812	79,082

Property and equipment, net	2,837	3,706

Long term marketable securities	90,162	78,333
Severance pay fund	11,168	10,197
Intangible assets and goodwill, net	11,986	13,656
Investment in other companies	2,200	-
Long term prepaid expenses and lease deposits	100	208
	115,616	102,394
Total assets	$192,265	$185,182

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$14,149	$14,027
Other current liabilities	17,362	15,953
Total current liabilities	31,511	29,980

Accrued severance pay	11,179	10,436
Accrued pensions	981	970
Deferred income taxes	1,183	1,569
Total long term liabilities	13,343	12,975

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	350,494	346,335
Accumulated other comprehensive income (loss)	(821)	988
Less – Cost of treasury stock	(118,749)	(125,724)
Accumulated deficit	(83,535)	(79,394)
Total stockholders’ equity	147,411	142,227

Total liabilities and stockholders’ equity	$192,265	$185,182